As filed with the Securities and Exchange Commission on September 15, 2020
Registration No. 333-233635
Registration No. 333-192169
Registration No. 333-137943
Registration No. 333-120663
Registration No. 333-67208
Registration No. 333-11097

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-233635)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-192169)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-137943)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-120663)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-67208)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-11097)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIND Technology, Inc. (Exact name of registrant as specified in its charter)

Delaware	76-0210849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2002 Timberloch Place
Suite 400
The Woodlands, Texas 77380-1187
(281) 353-4475
(Address of Principal Executive Offices)
Mitcham Industries, Inc. Amended and Restated Stock Awards Plan
Mitcham Industries, Inc. Stock Awards Plan
Mitcham Industries, Inc. Amended and Restated 1998 Stock Awards Plan
Mitcham Industries, Inc. 1998 Stock Awards Plan and 2000 Stock Option Plan
1994 Stock Option Plan of Mitcham Industries, Inc.
(Full Title of the Plan)

Robert P. Capps
Co-Chief Executive Officer and Chief Financial Officer
2002 Timberloch Place
Suite 400
The Woodlands, Texas 77380-1187
(281) 353-4475
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Timothy T. Samson
Stephen W. Grant, Jr.
Thompson & Knight LLP
811 Main Street, Suite 2500
Houston, Texas 77002
(713) 654-8111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

These Post-Effective Amendments are being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) and constitute Post-Effective Amendment No. 1 to Registration No. 333-233635, Registration No. 333-192169, Registration No. 333-137943 and Registration No. 333-11097 and Post-Effective Amendment No. 2 to Registration No. 333-120663 and Registration No. 333-67208.

Pursuant to an Agreement and Plan of Merger dated as of August 3, 2020 (the “Merger Agreement” and, as consummated, the “Merger”), on August 3, 2020, Mitcham Industries, Inc., a Texas corporation (“Mitcham”), merged with and into MIND Technology, Inc., a Delaware corporation and wholly owned subsidiary of Mitcham (“MIND”), with MIND continuing as the surviving corporation named MIND Technology, Inc. (the “Reincorporation”). The Merger, including the resulting Reincorporation, was approved by Mitcham’s shareholders at the 2020 Annual Meeting of Shareholders of Mitcham on July 27, 2020 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mitcham and MIND, as issuer and successive issuer, pursuant to Rule 12g-3 of the Exchange Act, respectively, are collectively referred to herein as the “Registrant”.

Upon the effectiveness of the Reincorporation, among other matters, (1) the internal affairs of the Registrant ceased to be governed by the Texas Business Organizations Code (the “TBOC”) and became subject to the Delaware General Corporation Law (“DGCL”), (2) each outstanding share of common stock, par value $0.01 per share, of Mitcham (the “Mitcham Common Stock”) was converted into one share of common stock, par value $0.01 per share, of MIND, (3) each share of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share, of Mitcham was converted into one share of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share, of MIND, and (4) the articles of incorporation and the bylaws of Mitcham that were in effect immediately prior to the Merger were replaced by the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of MIND approved in connection with the Reincorporation, forms of which were set forth in the Proxy Statement in connection with the 2020 Annual Meeting of Shareholders.

These Post-Effective Amendments pertain to the adoption by the Registrant of the below-listed registration statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”):

•Registration Statement No. 333-233635, filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2019;
•Registration Statement No. 333-192169, filed with the SEC on November 7, 2013; and
•Registration Statement No. 333-137943, filed with the SEC on October 11, 2006.

In accordance with Rule 414 of the Securities Act, these Post-Effective Amendments are being filed in part to reflect the Reincorporation or as necessary to keep the Registration Statements from being misleading in any material respect. In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by these Post-Effective Amendments, MIND, as successor issuer to Mitcham pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts each Registration Statement as its registration statements for all purposes of the Securities Act and the Exchange Act.

Registration fees in connection with the Registration Statements were paid at the time of the filing of the applicable Registration Statement.

In addition, these Post-Effective Amendments are being filed in part in order to deregister any securities registered that remain unsold or unissued under the below-listed registration statements on Form S-8 (each, a “Terminating Registration Statement” and collectively, the “Terminating Registration Statements”), and to terminate the Terminating Registration Statements as to such securities. The Terminating Registration Statements are being terminated as to such securities and such securities are being removed from registration because the equity plans referenced below have now expired or been terminated and no more securities will be issued thereunder:

•Registration Statement No. 333-120663, filed with the SEC on November 22, 2004 (originally registering 400,000 shares of Mitcham Common Stock under the Mitcham Industries, Inc. Amended and Restated 1998 Stock Awards Plan);
•Registration Statement No. 333-67208, filed with the SEC on August 9, 2001 (originally registering 1,350,000 shares of Mitcham Common Stock under the Mitcham Industries, Inc. 1998 Stock Awards Plan and 2000 Stock Option Plan); and
•Registration Statement No. 333-11097, filed with the SEC on August 29, 1996 (originally registering 400,000 shares of Mitcham Common Stock under the 1994 Stock Option Plan of Mitcham Industries, Inc.).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated by reference into the Registration Statements and shall be deemed a part thereof, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as specified below:
(1) Mitcham’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, including information specifically incorporated by reference therein from Mitcham’s Proxy Statement for its 2020 Annual Meeting of Shareholders;
(2) Mitcham’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2020 July 31, 2020;
(3) Mitcham’s Current Reports on Form 8-K filed on March 23, 2020, April 24, 2020, May 15, 2020, June 4, 2020, June 25, 2020, July 29, 2020 and August 7, 2020; and
(4) The description of MIND’s capital stock set forth in Exhibit 4.1 to the Current Report on Form 8-K, filed on August 7, 2020, including any amendments or reports MIND files for purposes of updating that description.

In addition, all documents filed by Mitcham or MIND pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to the applicable Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in such Registration Statement and made part thereof from their respective dates of filing, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto) unless expressly indicated otherwise.

Any statement contained in a document incorporated or deemed to be incorporated by reference into a Registration Statement shall be deemed to be modified or superseded for the purposes of such Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into such Registration Statement modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the applicable Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan. The Registrant’s bylaws further provide for the advancement of expenses to each of its officers and directors.

The Registrant’s charter provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s charter.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of MIND Technology, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 7, 2020).
4.2	Amended and Restated Bylaws of MIND Technology, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 7, 2020).
4.3
Certificate of Designations, Preferences and Rights of MIND Technology, Inc. 9.00% Series A Cumulative Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 7, 2020).

4.4
Mitcham Industries, Inc. Amended and Restated Stock Awards Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A (File No. 000-25142), filed on May 31, 2013).

4.5
First Amendment to the Mitcham Industries, Inc. Amended and Restated Stock Awards Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A (File No. 000-25142), filed on May 16, 2016).

4.6
Second Amendment to the Mitcham Industries, Inc. Amended and Restated Stock Awards Plan (incorporated by reference to Exhibit 4.5 to the Company’s registration statement on Form S-8 (File No. 333-233635), filed on September 5, 2019).

5.1*	Opinion of Thompson & Knight LLP regarding the validity of the securities being registered.
23.1*	Consent of Moss Adams LLP, independent registered public accounting firm.*
23.2*	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included as part of the signature page).

*	Filed herewith.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on September 15, 2020.

MIND TECHNOLOGY, INC.

By:	/s/ ROBERT P. CAPPS
Name:	Robert P. Capps
Title:	Co-Chief Executive Officer, Executive Vice President of Finance, Chief Financial Officer and Director (Co-Principal Executive Officer and Principal Financial Officer)
Each person whose signature appears below appoints Guy Malden and Robert P. Capps and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy Malden	Co-Chief Executive Officer, Executive Vice President of Marine Systems (Co-Principal Executive Officer)	September 15, 2020
Guy Malden

/s/ Robert P. Capps	Co-Chief Executive Officer, Executive Vice President of Finance, Chief Financial Officer and Director (Co-Principal Executive Officer and Principal Financial Officer)	September 15, 2020
Robert P. Capps

/s/ Mark A. Cox	Vice President of Finance and Accounting (Principal Accounting Officer)	September 15, 2020
Mark A. Cox

/s/ Peter H. Blum	Non-Executive Chairman of the Board of Directors	September 15, 2020
Peter H. Blum

/s/ Thomas Glanville	Director	September 15, 2020
Thomas Glanville

/s/ Marcus Rowland	Director	September 15, 2020
Marcus Rowland

/s/ Robert Albers	Director	September 15, 2020
Robert Albers

/s/ William H. Hilarides	Director	September 15, 2020
William H. Hilarides